United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

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1st Source Corporation
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April 10, 2024

Dear Valued Shareholders,

Response to Recent ISS Report

On March 15, 2024, 1st Source Corporation filed its proxy statement for the Company’s 2024 annual meeting of shareholders scheduled for April 25, 2024. In the proxy statement, our Board of Directors unanimously recommends a vote “FOR” the election of four director nominees listed in the proxy statement as Proposal 1.

ISS Proxy Advisory Services (“ISS”) has, however, recommended that its clients vote against the election of two director nominees, Mark Schwabero and Ronda Shrewsbury: “A vote AGAINST Governance Committee members Mark Schwabero and Ronda Shrewsbury is warranted for a material governance failure. The company's governing documents prohibit shareholders from amending the bylaws.” Under current ISS policy, ISS considers any restriction on by-law amendments by shareholders to be a “material governance failure.”

Our articles of incorporation, which have been previously approved by the shareholders, and our by-laws reflect long-standing Indiana law which provides that only an Indiana corporation’s board of directors may amend or repeal the corporation’s by-laws, unless otherwise provided in the articles of incorporation. Indiana has had this provision for over 90 years, since at least 1929. Thus, we have not diminished shareholders’ rights under Indiana state law in any way, because shareholders do not generally have the right to amend the by-laws under Indiana law.
Furthermore, there are many provisions in our by-laws that deal with various procedural and administrative matters, such as meetings of our Board, committees and shareholders, and the issuance of our shares (among others). The amendment of these or other by-law provisions in ways that do not align with the Company’s or our shareholders’ best interests would be very disruptive to the operations and effective corporate governance of the Company. Board control of the by-laws protects the Company’s long-term interests because it helps ensure that the Board, as the shareholders’ elected representatives, can carry out long-term strategies and objectives without undue disruption.

We strongly believe that our board membership reflects skills, leadership, experience, and diversity not typically found in a regional banking company of our size, and therefore, we believe following the voting recommendations of ISS on nominees Schwabero and Shrewsbury would be significantly detrimental to 1st Source and would not further good corporate governance. We encourage you to read our proxy statement to gain further insight into the skills and unique experiences of our nominees and their significant and vital contributions to our Board and your company.

We encourage you to vote “FOR” all directors under Proposal 1 of this year’s proxy statement for the following reasons:

1.We firmly believe that we have not diminished shareholder rights under Indiana state law in any way because shareholders do not have the right under Indiana law to amend the by-laws as a statutory default.

2.Our directors provide a unique set of skills, experience, diversity, and talent that is not commonly found in a regional banking firm of our size and all of our director nominees contribute significantly to those qualities.

Response to Recent Glass Lewis Report

We respectfully disagree with Glass Lewis’s recommendation that shareholders vote against the re-election of director Mark D. Schwabero as noted on page 1 and discussed in more detail on page 11. Glass Lewis cited Mr. Schwabero’s role as chairman of the Governance & Nominating Committee of the Board and two reasons for its negative recommendation: (i) insufficient board gender diversity based on Glass Lewis policy guidelines and (ii) concerns over waivers of the retirement age policy as stated in the Company’s corporate governance guidelines. We would like to discuss each of these factors and why they do not constitute an adequate reason to vote against re-election of director Schwabero.

Gender Diversity
The Company does not pick a specific percentage as a diversity goal, gender or otherwise, when selecting board nominees. Instead, as noted in the Governance and Nominating Committee Information section on pages 16 and 17 of our 2024 proxy statement, we look for diversity of all kinds, including ethnic and gender diversity, when evaluating and selecting nominees for board membership. Since 1st Source became independent and locally influenced again in 1971, we have had women on our Board of Directors and in leadership across the Company. Our long-time former Chairman, Ernestine Raclin, was a woman as is our current Bank President and Chief Executive Officer (and current 1st Source Corporation director), Andrea Short. As noted in Glass Lewis’ report, three of our twelve current directors, or 25%, are women compared to Glass Lewis’ policy guideline of 30%. This difference is not a reasonable basis for voting against a director nominee, particularly given our long-term history of gender diversity on our Board.

Retirement Age Policy
Glass Lewis asserts that, “As described in the Company's corporate governance guidelines, the board has established a director retirement age policy which provides that a non-employee director shall, prior to the next shareholders' annual meeting, resign his or her position after age 72. We note that the board has waived the age requirement for directors John F. Affleck-Graves and Timothy K. Ozark, now ages 72 and 74, respectively, for the first and third consecutive years. To the best of our knowledge, the Company failed to provide explicit disclosure regarding the exemptions to its retirement age guideline to provide for director Ozark's continued board service. While Glass Lewis does not believe that mandatory director retirement policies are necessarily in the best interests of shareholders, if a board does adopt term/age limits, we believe it should follow through on its policy and not waive such limits.”

The Company agrees, and its by-laws and corporate governance guidelines are consistent with Glass Lewis’s view that “mandatory director retirement policies are not necessarily in the best interests of shareholders.” The Company’s by-laws and corporate governance guidelines do not establish a mandatory director retirement policy. Rather, they clearly and intentionally set age 72 as the age at which the Board is afforded the opportunity each year, through the tender of resignation process, to re-evaluate the continued service of an incumbent director, aged 72 or older. Those governing documents go on to empower the Board to authorize the continued service of such incumbent director upon a determination that such director’s continued service on the Board is in the best interests of the Company. Glass Lewis mischaracterizes the Company's age guideline when it refers to the guideline as a mandatory director retirement policy. Glass Lewis doubles down on the mischaracterization in asserting that the board of directors “should follow through on its policy and not waive such [term/age] limits.”

The directors mentioned, John F. Affleck-Graves and Timothy K. Ozark, offered their resignations in accordance with the by-laws and corporate governance guidelines once they reached age 72 and the Governance and Nominating Committee of the Board, after due consideration in accordance with the by-laws and corporate governance guidelines, determined that each director’s continued service was in the best interest of the Company. Messrs, Ozark and Affleck-Graves continue to be highly engaged and effective members of our Board of Directors. Mr. Ozark is a long-term member of our Board, having served on the Board since 1999. Mr. Affleck-Graves began his service as a director more recently in 2019. He has a wealth of academic and professional expertise and experience in finance and business. The Company believes it is very important to have such directors with experience and subject matter expertise as long-term members of the Board. They have experienced banking cycles and crises over time, giving them perspective in providing guidance and oversight as directors of the Company. We again refer shareholders to the Governance and Nominating Committee Information section on pages 16 and 17 of our 2024 proxy statement which has the nominee’s age as only one of various criteria used for evaluation service on the Company’s Board of Directors.

In sum, for the reason’s stated above, we disagree with the unfavorable Glass Lewis recommendation concerning director Schwabero and we strongly encourage shareholders to vote for Mr. Schwabero’s continued service on the Company’s Board of Directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL FOUR DIRECTOR NOMINEES TO OUR BOARD OF DIRECTORS, INCLUDING DIRECTORS SCHWABERO AND SHREWSBURY